As filed with the Securities and Exchange Commission, on December 5, 2003

Registration Number 333-109263

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Indevus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3047911
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

One Ledgemont Center

99 Hayden Avenue

Lexington, MA 02421-7966

(781) 861-8444

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Glenn L. Cooper, M.D., President, Chief Executive Officer and Chairman

One Ledgemont Center

99 Hayden Avenue

Lexington, MA 02421-7966

(781) 861-8444

(Name, address, including zip code and telephone number, including area code, of agent for service)

Josef B. Volman, Esq.

Burns & Levinson LLP

125 Summer Street

Boston, MA 02110-1624

(617) 345-3000

Approximate date of commencement of proposed sale to the public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per Share	Proposed maximum aggregate offering price	Amount of registration fee(3)

6.25% Convertible Senior Notes due July 15, 2008	$72,000,000	100%	$72,000,000	$5,825

Common Stock, $.001 Par Value per share	10,817,309(1) 59,686	n/a $5.565(2)	n/a $332,153	n/a $27

(1)	This number represents the number of shares of common stock that are initially issuable upon conversion of the 6.25% Convertible Senior Notes due July 15, 2008 registered hereby. For purposes of estimating the number of shares of common stock to be included in the registration statement upon conversion of the notes, Indevus Pharmaceuticals, Inc. calculated the number of shares issuable upon conversion of the notes based on a conversion rate of 150.2404 shares per $1,000 principal amount of the notes. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares of Common Stock issuable upon conversion of the notes, by means of adjustment to the conversion price applicable thereto. Pursuant to Rule 457(i) under the Securities Act of 1933, there is no filing fee with respect to the shares of common stock issuable upon conversion of the exercise of the conversion privilege.

(2)	Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of computing the amount of registration fee based on the average of the high and low prices of the registrant’s Common Stock as reported on The Nasdaq National Market on September 26, 2003.

(3)	Calculated in accordance with Rule 457(o) of the Securities Act and previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Registration No. 333-109263

Indevus Pharmaceuticals, Inc.

6.25% Convertible Senior Notes Due July 15, 2008

and

Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus relates to $72,000,000 in aggregate principal amount of 6.25% Convertible Senior Notes due July 15, 2008 of Indevus Pharmaceuticals, Inc. and 10,817,309 shares of common stock of Indevus Pharmaceuticals, Inc., which are initially issuable upon conversion of the notes, plus an indeterminate number of shares as may become issuable upon conversion as a result of adjustments to the conversion rate. The notes were originally issued and sold by Indevus Pharmaceuticals, Inc. in a private placement on July 16, 2003. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of the notes.

We will not receive any proceeds from the sale of the notes or shares of common stock issuable upon conversion of the notes by any of the selling securityholders. Holders of the notes or the shares of our common stock issuable upon conversion of the notes may offer the notes or the common stock for sale at any time at market prices prevailing at the time of sale or at privately negotiated prices. The selling holders may sell the notes or the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Interest on the notes is payable on January 15 and July 15 of each year, commencing on January 15, 2004. The notes are convertible into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, into 150.2404 shares of our common stock per $1,000 principal amount of notes, subject to adjustment in certain circumstances. This rate results in an initial conversion price of approximately $6.656 per share.

On or after July 20, 2006, we may at our option redeem the notes, in whole or in part, at the redemption prices described in this prospectus, plus any accrued and unpaid interest to the redemption date; provided that the closing price of our common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days ending on the date of mailing of the provisional redemption notice to holders. In the event of a change in control (as defined in this prospectus) of Indevus Pharmaceuticals, Inc., each holder of notes may require us to repurchase the notes at 100% of the principal amount of the notes plus accrued and unpaid interest.

Our common stock is listed on the Nasdaq Stock Market under the symbol “IDEV.” The closing sales price of the common stock on December 1, 2003 was $5.70 per share.

The notes originally issued in the private placement are eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the notes on any national securities exchange.

Indevus Pharmaceuticals, Inc. is a Delaware corporation. Our principal office is at One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02421-7966 and our main telephone number is (781) 861-8444.

Investing in the notes or our common stock involves a high degree of risk. You should carefully consider the “ risk factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 5, 2003

IMPORTANT NOTICE TO READERS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer notes or shares of our common stock owned by them. Each time the selling securityholders offer notes or common stock under this prospectus, they will provide a copy of this prospectus and, if applicable, a copy of a prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement together with the information incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation by Reference” for more information.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any document incorporated by reference in this prospectus is accurate only as of the date on the front cover of the applicable document or as specifically indicated in the document. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, in this prospectus, “Indevus,” the “Company,” “we,” “us” and “our” refer to Indevus Pharmaceuticals, Inc. and its subsidiaries.

PROSPECTUS TABLE OF CONTENTS

i

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Statements in this prospectus, and the documents incorporated by reference into this prospectus, that are not statements or descriptions of historical facts are “forward-looking” statements under Section 21E of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 and are subject to numerous risks and uncertainties. These and other forward-looking statements made by us in reports that we file with the SEC, press releases, and public statements of our officers, corporate spokespersons or our representatives are based on a number of assumptions and relate to, without limitation: our ability to successfully develop, obtain regulatory approval for and commercialize any products, including trospium; our ability to enter into corporate collaborations or combinations or to obtain sufficient additional capital to fund operations; and the Redux™-related litigation. The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or other expressions which predict or indicate future events and trends and do not relate to historical matters identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements as they involve risks and uncertainties and such forward-looking statements may turn out to be wrong. Actual results could differ materially from those currently anticipated due to a number of factors, including those set forth under “Risk Factors” and elsewhere in, or incorporated by reference into, this prospectus. These factors include, but are not limited to: dependence on the success of trospium; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly trospium; risks associated with contractual agreements; dependence on third parties for manufacturing and marketing; competition; need for additional funds and corporate partners, including for the commercialization of trospium and for the development of pagoclone and citicoline; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Except as may otherwise be required by applicable securities laws, we assume no obligation to update any such forward-looking statements.

ii

PROSPECTUS SUMMARY

This summary provides an overview of selected information and does not contain all the information you should consider. Before making an investment decision, you should carefully read the entire prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference into this prospectus.

Indevus Pharmaceuticals, Inc.

Indevus is a biopharmaceutical company engaged in the development and commercialization of a diversified portfolio of pharmaceutical product candidates, including multiple compounds in late-stage clinical development. We currently have six compounds in development: trospium for overactive bladder, pagoclone for panic and generalized anxiety disorders, citicoline for ischemic stroke, IP 751 for pain and inflammatory disorders, PRO 2000 for the prevention of infection by HIV and other sexually-transmitted pathogens, and aminocandin for treatment of systemic fungal infections.

We seek to acquire, develop and commercialize a portfolio of pharmaceutical products for a range of therapeutic indications. The key elements of our business strategy include: (1) identifying product candidates with broad applications and large, unsatisfied markets, (2) acquiring clinical and late pre-clinical stage compounds, including products with clinical data or market experience outside the United States, (3) defining strategies to take these compounds through clinical testing and to market, (4) adding value to acquired products through clinical testing and regulatory review activities, and (5) commercializing products in collaboration or combination with corporate partners in order to help ensure the timely penetration of target markets. Our strategy encompasses a range of products and therapeutic areas arising from our relationships with a diverse range of partners including biopharmaceutical, regional pharmaceutical, and multi-national pharmaceutical firms, as well as academic and government institutions. Our rights with respect to our current product candidates have been licensed from third parties.

Our lead product candidate is trospium chloride (“trospium”), a muscarinic receptor antagonist in development as a treatment for overactive bladder. On June 27, 2003, the U.S. Food and Drug Administration (“FDA”) accepted for filing our New Drug Application (“NDA”) for trospium. The NDA for trospium includes data from 32 clinical studies involving over 2,700 subjects and patients, including 12 double-blind, placebo- or active-controlled studies, 12 clinical pharmacology and pharmacokinetic studies and 8 uncontrolled studies. Results from previous clinical trials and our 523-patient Phase III trial demonstrated that treatment with trospium significantly reduced the frequency of both urination and incontinence episodes in patients with overactive bladder. In addition to the twice-a-day formulation of trospium which is the subject of the filed NDA, we have entered into an agreement with Shire Laboratories, Inc. (“Shire”) to develop an extended release, once-a-day formulation. We are currently evaluating commercial opportunities for trospium, including co-promotion and licensing arrangements, strategic combinations, and other partnering opportunities. It is estimated that more than 17 million Americans suffer from overactive bladder in the United States. According to a recent SCRIP Report, only 20 percent of overactive bladder patients are currently treated with pharmacotherapy. In 2002, the market for drugs to treat overactive bladder was approximately $1 billion in the United States. We have exclusive rights to develop and market trospium in the United States. Trospium is currently marketed in Europe, where it is one of the leading treatments for overactive bladder.

Pagoclone is a GABA (gamma amino butyric acid) receptor agonist for the treatment of anxiety disorders. Pagoclone is in Phase III clinical testing for panic disorder and Phase II for generalized anxiety disorder (“GAD”). To date, there have been three Phase II clinical trials of pagoclone that demonstrated statistically significant efficacy, two in panic disorder and one in GAD, as well as three other Phase II clinical trials that did not demonstrate statistically significant efficacy. Results from these clinical trials suggest the potential of pagoclone as a novel anti-anxiety agent that is free from the sedative effects and withdrawal or rebound-anxiety symptoms seen with other anti-anxiety agents. We have exclusive, worldwide rights to develop and market pagoclone.

Citicoline is cytidine-5 diphosphate choline, a precursor for the biosynthesis of phosphatidylcholine, a major building block of nerve cell membranes, and has been under development as a neuroprotective treatment for ischemic stroke. We have completed three Phase III clinical trials and one Phase II/III clinical trial with citicoline in North America. We believe that these studies may indicate the effectiveness of citicoline in reducing the disability associated with ischemic stroke utilizing various outcome measures. However, only one of these trials has successfully met its primary outcome objective. Two meta-analyses of clinical trials presented at the 27th International Stroke Conference in February 2002 and a recently published analysis of pooled data from various controlled trials suggest that treatment with citicoline may reduce infarct growth after stroke and reduce rates of death or disability over the long term. We believe that additional clinical testing of citicoline is required before an NDA can be submitted. We continue to have discussions with the FDA regarding the design, clinical endpoints and number of additional trials that may be necessary to complete the development of citicoline sufficient for filing an NDA. We are seeking a development partnership for the commercialization of citicoline. We have exclusive rights to develop and market citicoline in the United States and Canada.

IP 751 is a non-psychoactive synthetic derivative of tetrahydrocannabinol (THC). Pre-clinical studies have shown that this novel anti-inflammatory and analgesic compound inhibits inflammatory cytokines, particularly interleukin 1-beta and TNF-alpha. In addition, results of a Phase II clinical trial conducted in Germany and announced in December 2002 showed that treatment with IP 751 significantly reduced neuropathic pain among 21 patients and was well-tolerated, with no evidence of psychoactive properties. An initial Phase I clinical trial designed to assess the safety of IP 751 showed that it was well-tolerated, with no clinically significant adverse events and no evidence of psychoactive properties. An Investigational New Drug Application (“IND”) for IP 751 has been filed with the FDA. We are currently scaling up manufacturing of IP 751 and plan to initiate clinical trials in 2004. We have exclusive, worldwide rights to develop and market IP 751.

PRO 2000 is a topical microbicide in development for the prevention of the sexual transmission of HIV and other sexually-transmitted diseases (“STDs”). Government-sponsored Phase I and Phase I/II clinical trials in both healthy and HIV-positive women have shown PRO 2000 to be well-tolerated. In February 2002, PRO 2000 was selected for a broad, five-year testing program of vaginal microbicides by an international collaboration of research groups in the United Kingdom and Africa under a grant from the U.K. Department for International Development (“DFID”). A Phase II clinical trial in Africa, funded by the European Commission, is currently underway to assess the safety of PRO 2000. Later this year it is expected that a National Institutes of Health (“NIH”)-sponsored Phase II clinical trial will begin that will extend to a Phase III clinical trial to determine its safety and efficacy in preventing male and female HIV transmission. We have exclusive, worldwide rights to develop and market PRO 2000.

Aminocandin is an echinocandin, a new class of anti-fungal compounds in development for the treatment of a broad spectrum of systemic, invasive fungal infections. Aminocandin has shown in vitro and in vivo activity against a number of candida and aspergillus fungal species. We expect aminocandin will be ready for Phase I clinical testing during 2003 as an intravenous agent. We believe that aminocandin also has potential to be delivered orally, unlike the currently approved drugs in its class that can be delivered only intravenously. We plan to pursue technological solutions related to an oral formulation in parallel with an intravenous clinical program. We have exclusive, worldwide rights to develop and market aminocandin.

In addition to our product candidates in development, we are receiving royalties under a patent we licensed to Eli Lilly & Company (“Lilly”) based on net sales of Sarafem in the United States. Sarafem is prescribed to treat certain conditions and symptoms associated with pre-menstrual syndrome.

Indevus Pharmaceuticals, Inc. is a Delaware corporation. Our principal office is at One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02421-7966 and our main telephone number is (781) 861-8444.

The Offering

Securities Offered	$72 million aggregate principal amount of 6.25% Convertible Senior Notes due July 15, 2008 and 10,817,309 shares of our Common Stock, $0.01 par value per share, issuable upon conversion of the notes.

Maturity	July 15, 2008, unless earlier converted or redeemed by us at our option or repurchased by us at your option.

Interest Rate

The notes bear interest at 6.25% per year. Interest will be payable semiannually in arrears on January 15 and July 15 of each year, commencing January 15, 2004. The initial interest payment will include accrued interest from July 16, 2003.

Conversion Rights

Holders may convert their notes into our common stock at any time prior to the close of business on the business day prior to the maturity date of the notes, unless previously redeemed or repurchased, at a conversion price of $6.656 per share (equal to a conversion rate of approximately 150.2404 shares per $1,000 principal amount of notes), subject to adjustment as described under “Description of Notes—Conversion Rights.”

Provisional Redemption of Notes at Our Option

We may redeem all or a portion of the notes for cash at any time on or after July 20, 2006, at 100% of their principal amount plus accrued and unpaid interest to, but excluding, the redemption date; provided, that the current market value (as defined in this prospectus) of our common stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days in any consecutive 30 trading day period ending on the date we mail the provisional redemption notice to holders. We will therefore be required to make at least six interest payments on the notes before being able to redeem any notes. See “Description of Notes—Provisional Redemption by Indevus.”

Sinking Fund	None.

Change of Control Put Right

Upon a change of control of Indevus, each holder may require us to repurchase for cash all or a portion of its notes at a repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the repurchase date. See “Description of Notes—Repurchase at Option of Holders Upon a Change of Control.”

Events of Default

If there is an event of default on the notes, the principal amount of the notes plus accrued and unpaid interest to the date of acceleration may be declared immediately due and payable subject to certain conditions set forth in the indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving Indevus.

Use of Proceeds	All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

DTC Eligibility

The notes will be issued in book-entry form and will be represented by one or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for definitive securities, except in limited circumstances. See “Description of Notes—Form, Denomination and Registration.”

Registration Rights

Pursuant to a registration rights agreement, we have filed a shelf registration statement, of which this prospectus is part, with respect to the notes and the common stock issuable upon conversion of the notes. See Description of the Notes—Registration Rights.”

Indenture and Trustee	We have issued the notes under an Indenture, dated as of July 16, 2003, between The Bank of New York, as trustee, and us.

Trading Market

The notes originally issued in the private placement are eligible for trading on the PORTAL market of The Nasdaq Stock Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to include the notes in any other automated interdealer quotation system or list the notes on any securities exchange. Our common stock is traded on the Nasdaq Stock Market under the symbol “IDEV.”

Ratio Of Earnings To Fixed Charges

The following table shows the ratio of earnings to fixed charges for Indevus for the periods indicated. In calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and cumulative effect of accounting change and fixed charges.

	Fiscal Years Ended September 30,							Nine Months Ended
	1998	1999	2000		2001		2002	June 30, 2002	June 30, 2003
Ratio of earnings to fixed charges	—	—	70.3	x	31.9	x	—	—	—

(1)	The ratio of earnings to fixed charges is not presented for the fiscal years ended September 30, 1998, 1999 and 2002 or for the nine months ended June 30, 2002 and 2003, because in each such period fixed charges exceeded earnings due to our operating losses incurred in these periods. Fixed charges exceeded earnings by $46,480,000, $38,863,000 and $17,621,000 for the fiscal years ended September 30, 1998, 1999 and 2002, respectively, and by $6,041,000 and $12,076,000 for the nine months ended June 30, 2002 and 2003, respectively. We calculated our ratio of earnings to fixed charges by dividing (A) (i) income from continuing operations, plus (ii) one third of rent expense which is deemed representative of an interest factor, plus (iii) interest expense, plus (iv) equity in net income (loss) of unconsolidated subsidiary, by (B) fixed charges consisting of (i) one third of rent expense which is deemed representative of an interest factor, (ii) interest expense, and (iii) dividends on preferred stock.

RISK FACTORS

Before purchasing the notes, you should carefully consider the following risk factors in conjunction with the other information contained in this prospectus, including the financial statements in our Annual Report on Form 10-K for the year ended September 30, 2002 and in our Quarterly Reports on Form 10-Q for the quarters ended December 31, 2002, March 31, 2003 and June 30, 2003. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this prospectus and presented elsewhere by our management from time to time. See “Special Note Regarding Forward Looking Statements.”

Risks Related to Our Business

We will depend on the success of trospium.

Our future success will depend in large part on the success of trospium. There are many risks associated with the successful approval, manufacturing and commercialization of trospium.

•    Regulatory risks

On April 28, 2003, we submitted an NDA for trospium with the FDA and on June 27, 2003 the FDA accepted the NDA for filing. We would be materially adversely affected if we are unable to obtain FDA approval for trospium or if the FDA should require additional testing prior to FDA approval. In addition, the FDA may impose post-marketing or other regulatory requirements after approval, which could have an adverse affect on the commercialization of trospium. In addition, although trospium has thus far demonstrated an acceptable safety profile in clinical trials, there can be no assurance that the safety profile of the drug would not change when taken in future trials or by a larger population of users.

•    Risks related to the commercialization of trospium

Even if we receive FDA approval for trospium, we do not have the necessary sales and marketing capability or financial resources to market trospium. Although we have been in discussions regarding a variety of strategic transactions and collaborative arrangements, we would be materially adversely affected if we were unable to find a corporate partner on acceptable terms or at all. We will be highly dependent on any strategic or collaborative partner for the commercialization of trospium and we, in combination or collaboration with any partner, may not be successful in commercializing trospium. We would be materially adversely affected if trospium did not achieve or maintain market acceptance. We will also be dependent on Madaus AG (“Madaus”), the licensor of trospium to us and the current manufacturer of trospium, to manufacture trospium for us. We are working with Madaus to achieve compliance with FDA requirements for manufacturers of drugs sold in the United States. If Madaus were unable to achieve or maintain compliance, we would need to seek alternative sources of supply, which could delay the commercialization or create disruptions in the supply of trospium. Our pending NDA relates to an immediate release, twice-a-day formulation of trospium. We have entered into an agreement with Shire to develop an extended release, once-a-day formulation of trospium. If efforts to develop a once-a-day formulation are unsuccessful, we will rely on sales solely from the twice-a-day formulation which may suffer from generic penetration after the expiration of any market exclusivity period and from competition with once-a-day formulations of competing products.

•    Risks related to competition in the overactive bladder market

Competition in the overactive bladder market is intense and expected to increase. Trospium may not compete successfully with current drug therapies for overactive bladder or with new drugs which may reach the market in the future. Trospium will compete with drugs from large, multinational companies who have substantially greater marketing and financial resources and experience than us. Trospium will compete with other therapies for overactive bladder, including anticholinergics currently on the market. In addition, antimuscarinic and antispasmodics for overactive bladder are the subject of testing or commercialization efforts by other companies, including certain treatments for which NDAs have already been filed. No assurance can be given that trospium, if approved by the FDA, will be able to compete successfully against existing or new products. In addition, our ability to compete with existing or new products will also be affected by labeling that may be approved by the FDA.

•    Lack of Patent Protection

Our license for trospium does not include any patents that we expect to use in commercializing the product. Assuming FDA approval for trospium is obtained, our ability to successfully commercialize trospium in the United States will depend on the availability of market exclusivity under the Drug Price Competition and Patent Term Restoration Act of 1984, which is commonly known as the Waxman-Hatch Act, which provides protections for certain new products. Under the Waxman-Hatch Act, a company which does not have a patent on a compound may obtain five years of market exclusivity if the FDA determines such compound to be a chemical entity that has not been the subject of an approved NDA in the past. If we receive favorable treatment under the Waxman-Hatch Act for trospium, we may obtain market exclusivity for a period of five years from the date of FDA approval. The marketing of trospium could be materially adversely affected if market exclusivity is not available to us or if the period of market exclusivity is shortened. We expect to seek patent protection for an extended release, once-a-day formulation of trospium. If we were unable to obtain a patent on such formulation we would have to rely solely on market exclusivity for this formulation.

Our products are early stage and may not be successful or achieve market acceptance.

In addition to trospium, we currently have five other compounds which are in various stages of development and have not been approved by the FDA. These product candidates are subject to the risk that any or all of them are found to be ineffective or unsafe, or otherwise may fail to receive necessary regulatory clearances. We are unable to predict whether any of these other product candidates will receive regulatory clearances or be successfully manufactured or marketed. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained, the time frames for commercialization of any products are long and uncertain. Even if these other product candidates receive regulatory clearance, our products may not achieve or maintain market acceptance.

We rely on the favorable outcome of clinical trials of our product candidates.

Before obtaining regulatory approval for the commercial sale of any of the pharmaceutical products we are developing, we or our licensees must demonstrate that the product is safe and efficacious for use in each target indication. The process of obtaining FDA and other regulatory approvals is lengthy and expensive. If clinical trials do not demonstrate the safety and efficacy of certain products under development, we will be materially adversely affected. The results of pre-clinical studies and early clinical trials may not predict results that will be obtained in large-scale testing or use. Clinical trials of products we are developing may not demonstrate the safety and efficacy of such products. Regardless of clinical trial results, the FDA may not approve marketing of the product. The costs to obtain regulatory approvals could be considerable and the failure to obtain, or delays in obtaining, regulatory approval could have a significant negative effect on our business performance and financial results. Even if pre-market approval of a product is obtained, the FDA is authorized to impose post-marketing requirements. A number of companies in the pharmaceutical industry, including our company, have suffered significant setbacks in advanced clinical trials or have not received FDA approval, even after promising results in earlier trials. For example, while there have been three Phase II clinical trials of pagoclone that demonstrated statistically significant efficacy, two in panic disorder and one in GAD, other trials have failed to demonstrate statistically significant efficacy, prompting Pfizer Inc. (“Pfizer”) to elect not to pursue further development of the compound and to return to us exclusive, worldwide development and commercialization rights to pagoclone.

We will rely on third parties to commercialize and manufacture our products.

We do not have necessary sales and marketing capabilities to market our products. Substantial additional funds will be required to complete development and commercialization of our products and, accordingly, we seek corporate partnerships for the manufacture and commercialization of our products. We may not be successful in finding corporate partners and the terms of any such arrangements may not be favorable to us or our security holders. If we are unable to obtain any such corporate partners, development of our product candidates could be delayed or curtailed, which could materially adversely affect our operations and financial condition.

Any collaborative partners may not be successful in commercializing our products or may terminate their collaborative agreements with us. If we obtain any collaborative arrangements, we will depend on the efforts of these collaborative partners and we will have limited or no control over the development, manufacture and commercialization of the products subject to the collaboration. If certain of our collaborative partners terminate the related agreements or fail to develop, manufacture or commercialize products, we would be materially adversely affected. Because we will generally retain a royalty interest in sales of products licensed to third parties, our revenues may be less than if we marketed products directly.

We currently contract with third parties for all of our manufacturing needs and do not manufacture any of our own products or product candidates. Certain of our requirements for supplies or clinical compounds are filled by purchase orders on an as-requested basis and are not the subject of long-term contracts. As a result, we cannot be certain that manufacturing sources will continue to be available or that we can continue to out-source the manufacturing of these products or product candidates on reasonable terms or at all. Any manufacturing facilities for any of our compounds are subject to FDA inspection both before and after NDA approval to determine compliance with U.S. current Good Manufacturing Practices, so-called “cGMP”, requirements. Facilities used to produce our compounds may not have complied, or may not be able to maintain compliance, with U.S. cGMP. The U.S. cGMP regulations are complex and failure to be in compliance could lead to non-approval or delayed approval of an NDA. This would delay product launch or, if approval is obtained, may result in remedial action, penalties and delays in production of material acceptable to the FDA.

Our failure to acquire and develop additional product candidates will impair our ability to grow.

We do not conduct our own research to discover new drug compounds. Instead, we depend on the licensing of compounds from others for development. Therefore, in order to grow, we must continue to acquire and develop additional compounds. The success of this strategy depends upon our ability to identify, select and acquire compounds that meet the criteria we have established. Identifying suitable compounds is a lengthy, complex and uncertain process. In addition, we compete with other companies with substantially greater financial, marketing and sales resources, for the acquisition of compounds. We may not be able to acquire the rights to additional compounds on terms we find acceptable or at all.

We need additional funds in the future.

Our existing cash resources together with the proceeds from this offering will be insufficient to commercialize trospium or any of our other product candidates on our own. In addition, we continue to expend substantial funds for product development activities, research and development, pre-clinical and clinical testing, operating expenses, regulatory approval, licensing and other strategic relationships, manufacturing and marketing. These amounts have increased since our filing of the NDA for trospium in April 2003. In fiscal 2002, net cash used in operating activities was $14,609,000 and during fiscal 2003 such amount was $17,079,000 for the nine months ended June 30, 2003. We expect that net cash used in operating activities will continue to increase significantly as we continue to fund our development activities including the development of trospium. We will be seeking a strategic or collaborative partner to commercialize trospium but may also seek additional funding through other corporate collaborations, strategic combinations or public or private equity and debt financing options. Any such corporate collaboration, strategic combination or financial transactions could result in material changes to the capitalization, operations, management and prospects for our business and no assurance can be given that the terms of a strategic transaction would be favorable to Indevus or our security holders. If we raise additional funds by issuing equity securities, existing stockholders will be diluted and future investors may be granted rights superior to those of existing stockholders. There can be no assurance that additional financing will be available on terms acceptable to us or at all. If we sell securities in a private offering, we may have to sell such shares at a discount from the market price of our stock which could have a depressive effect on our stock price.

In addition, future resales of shares in the public market sold in a private offering could negatively affect our stock price. Our cash requirements and cash resources will vary significantly depending upon the following principal factors:

•	our ability to receive FDA approval for trospium and successfully commercialize trospium and the nature of any strategic combination, collaboration or funding source regarding the commercialization of trospium;

•	the progress of research and development programs;

•	costs and results of pre-clinical and clinical testing;

•	the timing and cost of obtaining regulatory approvals; and

•	whether we are successful in either in-licensing or out-licensing products.

As a result of the uncertainties and costs associated with business development activities, market conditions and other factors generally affecting our ability to raise additional funds, we may not be able to obtain sufficient additional funds to satisfy cash requirements in the future or may be required to obtain financing on terms that are not favorable to us. We may have to curtail our operations or delay development of our products.

We have a history of losses and expect losses to continue.

Other than in fiscal 2000, we have incurred substantial net losses over the past five fiscal years including net losses of approximately $70,000,000, $38,000,000, $1,500,000 and $18,000,000 for fiscal years 1998, 1999, 2001, and 2002, respectively. During fiscal year 2003, we have experienced a net loss of approximately $20,447,000 for the nine months ended June 30, 2003 and expect to experience increased quarterly net losses and use of cash through the end of our fiscal year, primarily as a result of continued development and pre-marketing costs for trospium.

Through June 30, 2003, we had accumulated net losses since inception of approximately $289,000,000.

We continue to experience losses and to use substantial amounts of cash in operating activities. We will be required to conduct significant development and clinical testing activities for the products we are developing and these activities are expected to result in continued operating losses and use of cash for the foreseeable future. We cannot predict the extent of future losses or the time required to achieve profitability.

We may not be profitable in the future.

We may never achieve or sustain profitability in the future. We expect to continue to experience fluctuations in revenue as a result of the timing of regulatory filings or approvals, product launches, license fees, royalties, product shipments, and milestone payments.

The outcome of the Redux litigation could materially harm us.

On September 15, 1997, we announced a market withdrawal of our first commercial prescription product, the weight loss medication Redux which had been launched by American Home Products (“AHP”), now Wyeth, our licensee, in June 1996. Following the withdrawal, we have been named, together with other pharmaceutical companies, as a defendant in several thousand product liability legal actions, some of which purport to be class actions, in federal and state courts involving the use of Redux and other weight loss drugs. The existence of such litigation may materially adversely affect our business. In addition, although we are unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against us, our business, financial condition and results of operations could be materially adversely affected. In addition, the uncertainties associated with these legal actions have had, and may continue to have, an adverse effect on the market price of our common stock and on our ability to obtain corporate collaborations or additional financing to satisfy cash requirements, to retain and attract qualified personnel, to develop and commercialize products on a timely and adequate basis, to acquire rights to additional products, and to obtain product liability insurance for other products at costs acceptable to us, or at all, any or all of which may materially adversely affect our business, financial condition and results of operations.

On May 30, 2001, we entered into an indemnity and release agreement with AHP, now Wyeth, which provides for indemnification of Redux-related claims brought by plaintiffs who initially elected not to stay in the AHP national class action settlement of diet drug litigation and by those claimants who allege primary pulmonary hypertension, a serious disease involving the blood vessels in the lungs. This agreement also provides for funding of all defense costs related to all Redux-related claims and provides for Wyeth to fund certain additional insurance coverage to supplement our existing product liability insurance. However, uninsured or insufficiently insured Redux-related claims or Redux-related claims which are not covered by the AHP indemnity and release agreement may arise. Any such claims, if successful, could have a material adverse effect on our business, results of operations and financial condition. We are unable to predict whether the existence of such litigation may adversely affect our business.

We have limited patent protection on some of our products.

Our future success will depend to a significant extent on our ability to:

•	obtain and enforce patent protection on our products and technologies;

•	maintain trade secrets; and

•	operate and commercialize products without infringing on the patents or proprietary rights of others.

Our patents may not afford any competitive advantages and may be challenged or circumvented by third parties. Further, patents may not issue on pending patent applications. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that before a potential product can be commercialized, any related patent may expire, or remain in existence for only a short period following commercialization, reducing any advantage of the patent.

Our license for trospium, a compound under development for treatment of overactive bladder, does not include any patents that we expect to use in commercializing the product.

Our licensed U.S. patent covering the administration of citicoline to treat patients afflicted with conditions associated with the inadequate release of brain acetylcholine expires in 2003. This patent, along with the additional patents issued to us relating to citicoline, may not afford protection against competitors of citicoline to treat ischemic stroke.

Our business may be materially adversely affected if we fail to obtain and retain needed patents, licenses or proprietary information. Others may independently develop similar products. Furthermore, litigation may be necessary:

•	to enforce any of our patents;

•	to determine the scope and validity of the patent rights of others; or

•	in response to legal action against us claiming damages for infringement of patent rights or other proprietary rights or seeking to enjoin commercial activities relating to the affected product or process.

The outcome of any litigation may be uncertain. Any litigation may also result in significant use of management and financial resources.

To the extent that consultants, key employees or other third parties apply technological information independently developed by them or by others to our proposed products, disputes may arise as to the proprietary rights to such information which may not be resolved in our favor. Most of our consultants are employed by or have consulting agreements with third parties and any inventions discovered by such individuals will not necessarily become our property. There is a risk that other parties may breach confidentiality agreements or that our trade secrets become known or independently discovered by competitors, which could adversely affect us.

We may depend on market exclusivity for certain of our products.

Assuming regulatory approvals are obtained, our ability to commercialize successfully certain drugs may depend on the availability of market exclusivity or patent extension under the Waxman-Hatch Act, which provides protections for certain new products. Under the Waxman-Hatch Act, a company which does not have a patent on a compound may obtain five years of market exclusivity if the FDA determines such compound to be a chemical entity that has not been the subject of an approved NDA in the past. The period of market exclusivity under the Waxman-Hatch Act is considerably shorter than the exclusivity period afforded by patent protection, which, in the case of some patents, may last up to twenty years.

Our products may be unable to compete successfully with other products.

Competition from other pharmaceutical companies is intense and is expected to increase. We are aware of existing products and of products under development by our competitors that address diseases we are targeting and competitors have developed or are developing products or technologies that are, or may compete with our products.

Many of the other companies who market or are expected to market competitive drugs or other products are large, multinational companies who have substantially greater marketing and financial resources and experience than us. We may not be able to develop products that are more effective or achieve greater market acceptance than competitive products. In addition, our competitors may develop products that are safer or more effective or less expensive than those we are developing or that would render our products less competitive or obsolete. As a result, our products may not be able to compete successfully. In addition, royalties payable to us under certain conditions may be reduced or eliminated if there is generic competition.

Many companies in the pharmaceutical industry also have substantially greater experience in undertaking pre-clinical and clinical testing of products, obtaining regulatory approvals and manufacturing and marketing products. In addition to competing with universities and other research institutions in the development of products, technologies and processes, we compete with other companies in acquiring rights and establishing collaborative agreements for the development and commercialization of our products.

We could be materially harmed if our agreements were terminated.

Our agreements with licensors and licensees generally provide the other party with rights to terminate the agreement, in whole or in part, under certain circumstances. Many of our agreements require us to diligently pursue development of the underlying product or risk loss of the license or incur penalties. Depending upon the importance to us of the product that is subject to any such agreement, this could materially adversely affect our business. In particular, termination of our agreement with Madaus, under which we license trospium, or our agreement with Aventis, S.A. (“Aventis”), under which we license pagoclone, could substantially reduce the likelihood of successful commercialization of our product candidates which would materially harm us. The agreements with Madaus or Aventis may be terminated by either of them if we are in material breach of our agreement with them or if we become insolvent or file for bankruptcy protection.

We depend upon key personnel and consultants.

We have a small number of employees and are dependent on certain executive officers and scientific personnel, including Glenn L. Cooper, our chief executive officer, Mark S. Butler, our chief administrative officer and general counsel, Michael W. Rogers, our chief financial officer and Bobby W. Sandage, Jr., our chief scientific officer. Our business would be adversely affected by the loss of certain of these individuals. In addition, we rely on the assistance of independent consultants to design and supervise clinical trials and prepare FDA submissions.

Competition for qualified employees among pharmaceutical and biotechnology companies is intense, and the loss of any qualified employees, or an inability to attract, retain and motivate highly skilled employees, could adversely affect our business and prospects. We may not be able to attract additional qualified employees or retain our existing personnel.

We have product liability exposure and insurance uncertainties related to our products.

The use of products in clinical trials and the marketing of products may expose us to substantial product liability claims and adverse publicity. Certain of our agreements require us to obtain specified levels of insurance coverage, naming the other party as an additional insured. We currently maintain product liability and clinical trial insurance in the amount of $20,000,000. This insurance covers our clinical trials and our currently marketed product, Sarafem. We will need to obtain additional coverage for products that may be marketed in the future, including trospium. We may not be able to maintain or obtain insurance coverage, or to obtain insurance in amounts sufficient to protect us or other named parties against liability, at a reasonable cost, or at all. In addition, any insurance obtained may not cover any particular liability claim. We have indemnified certain licensors and licensees and may be required to indemnify additional licensors or licensees against product liability claims incurred by them as a result of products we develop or market. If uninsured or insufficiently insured product liability claims arise, or if a successful indemnification claim was made against us, our business and financial condition could be materially adversely affected. In addition, any payments made by us in connection with product liability litigation could result in significant charges to operations and would materially adversely affect our results of operations and financial condition.

Risks Related to Our Common Stock and the Notes

We may issue preferred stock with rights that could affect your rights and prevent a takeover of the business.

Our board of directors has the authority, without further approval of our stockholders, to fix the rights and preferences, and to issue up to 5,000,000 shares of preferred stock, 244,425 of which are currently issued and outstanding. In addition, vesting of shares of our common stock subject to stock awards under our 1997 Equity Incentive Plan accelerates and outstanding options under our stock option plans become immediately exercisable upon certain changes in control of the Company, except under certain conditions. In addition, Delaware corporate law imposes limitations on certain business combinations. These provisions could, under certain circumstances, delay or prevent a change in control of the Company and, accordingly, could adversely affect the price of our common stock. Also, our license agreement for citicoline contains change of control provisions that may have the effect of discouraging or delaying a change of control of the Company.

We have never paid any dividends on our common stock.

We have not paid any cash dividends on our common stock since inception and do not expect to do so in the foreseeable future. Any dividends on our common stock will be subject to the preferential cumulative annual dividend of $0.1253 per share and $1.00 per share payable on our outstanding Series B preferred stock and Series C preferred stock, respectively, held by Wyeth and dividends payable on any other preferred stock we may issue.

If we pay cash dividends on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

If we pay a cash dividend on our common stock, and an adjustment to the conversion price results, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. See “United States Federal Income Tax Consequences—Constructive Dividends.”

The price for our securities is volatile.

The market price for our securities and for securities of emerging growth companies have historically been highly volatile. Future announcements concerning us or our competitors may have a significant impact on the market price of our securities. Factors which may affect the market price for our securities include:

•	results of clinical studies and regulatory reviews;

•	partnerships, corporate collaborations, and strategic corporate transactions;

•	announcements by our corporate collaboration partners concerning our products, about which we generally have very limited control, if any, over the timing or content;

•	changes in the levels we spend to develop, acquire or license new compounds;

•	market conditions in the pharmaceutical and biotechnology industries;

•	competitive products;

•	sales or the possibility of sales of our common stock or other financings;

•	our results of operations and financial condition including variability in quarterly operating results due to timing and recognition of revenue, receipt of licensing, milestone and royalty payments, and regulatory progress and delays;

•	proprietary rights;

•	Redux-related litigation developments;

•	public concern as to the safety or commercial value of our products; and

•	general economic conditions.

The high and low sales prices of our common stock as reported by Nasdaq Stock Market were: $6.25 and $1.12 for fiscal 1999, $8.75 and $1.34 for fiscal 2000, $10.00 and $1.16 for fiscal 2001, $12.83 and $0.85 for fiscal 2002, and $6.85 and $1.32 for fiscal 2003 through September 30, 2003. Our common stock is subject to delisting if our stock price drops below the bid price of $1.00 per share. If we were to fail to meet any of the continued listing requirements for the Nasdaq Stock Market, our common stock could be delisted from the Nasdaq Stock Market, the effects of which could include limited release of a market price of our common stock and limited news coverage and could result in an adverse effect on the market for our common stock.

The stock markets also experience significant price and volume fluctuation unrelated to the operating performance of particular companies. These market fluctuations may also adversely affect the market price of our common stock.

The price for our common stock could be negatively affected if we issue additional shares or if third parties exercise registration rights.

As of September 30, 2003, we had 47,175,661 shares of common stock outstanding. Substantially all of these shares are eligible for sale without restriction. In addition, Wyeth has the right, under certain circumstances, to require us to register for public sale 622,222 shares of common stock issuable to it upon conversion of the Series B and C preferred stock it owns. We have outstanding registration statements on Form S-3 relating to the resale of our shares of common stock and on Form S-8 relating to shares issuable under our 1989 Stock Option Plan,

1994 Long-Term Incentive Plan, 1995 Employee Stock Purchase Plan, 1997 Equity Incentive Plan, 1998 Employee Stock Option Plan and 2000 Stock Option Plan. The possibility of sales of such shares, private sales of securities or the possibility of resale of such shares in the public market may adversely affect the market price of our common stock.

Our stockholders could be diluted if we issue our shares subject to options, warrants, convertible notes, stock awards or other arrangements.

As of September 30, 2003, we had reserved the following shares of our common stock for issuance:

•	10,817,309 shares issuable upon conversion of the $72,000,000 Convertible Senior Notes issued in July 2003, which are due in July 2008;

•	10,368,170 shares issuable upon exercise of outstanding options and warrants, certain of which may be subject to anti-dilution provisions which provide for the adjustment to the conversion price and number of shares for option and warrant holders if we issue additional securities below certain prices;

•	622,222 shares upon conversion of preferred stock owned by Wyeth, subject to anti-dilution provisions; and

•	512,082 shares reserved for grant and issuance under our stock option plans, stock purchase plan and equity incentive plan.

We may grant additional options, warrants or stock awards. To the extent such shares are issued, the interest of holders of our common stock will be diluted.

The price of the notes may fluctuate significantly as a result of the volatility of the price for our common stock.

Because the notes are convertible into shares of our common stock, volatility or depressed prices for our common stock could have a similar effect on the trading price of the notes.

If we are unable to pay all of our debts, you will receive payment on your notes only if we have funds remaining after we have paid any future secured indebtedness.

The notes are unsecured and are effectively subordinated in right of payment to any future secured indebtedness that we may incur to the extent of the value of the pledged assets. If some or all of our assets are pledged to secure other obligations, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. In addition, we may be unable to fulfill our obligations to offer to repurchase the notes upon a change of control.

The notes are effectively subordinated to the debt of our subsidiaries.

Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, is effectively subordinated to the claim of that subsidiary’s creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Furthermore, we are not limited in or prohibited from transferring cash or other assets to our subsidiaries from time to time.

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may not be able to sell your notes.

The notes comprise a new issue of securities for which there is currently no public market. The notes are eligible for trading in The PORTAL Market. However, notes sold pursuant to the prospectus will no longer be eligible for trading on The PORTAL Market. However, we do not intend to list the notes on any national securities exchange or automated quotation system. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, the price of our common stock, our performance and other factors. The initial purchasers have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market activity at any time without notice. As a result, we do not know whether an active trading market will develop for the notes. To the extent that an active trading market does not develop, the price at which you may be able to sell the notes, if at all, may be less than the price you pay for them. The notes and common stock issuable upon conversion of the notes have not been registered under the Securities Act. Unless and until the notes and underlying common stock are registered, they may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, registration under the Securities Act and applicable state securities laws.

Increased leverage as a result of this offering may harm our financial condition and results of operations.

At September 30, 2003, we had $72,000,000 of outstanding debt reflected in our balance sheet, after giving effect to this offering (including the exercise of the initial purchasers’ option to purchase additional notes). We may incur additional indebtedness in the future and the notes do not restrict our future issuance of indebtedness. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	a portion of our cash flow from operations will be dedicated to the payment of any interest required with respect to outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

•	depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to the success of our development and commercialization of new pharmaceutical products, general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are not able to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets; or

•	to reduce or delay planned expenditures on clinical trials, and development and commercialization activities.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes do not contain restrictive covenants, and there is limited protection in the event of a change in control.

The indenture under which the notes were issued does not contain restrictive covenants that would protect you from several kinds of transactions that may adversely affect you. In particular, the indenture does not contain covenants that will limit our ability to pay dividends or make distributions on or redeem our capital stock or limit our ability to incur additional indebtedness and, therefore, may not protect you in the event of a highly leveraged transaction or other similar transaction. In addition, the requirement that we offer to repurchase the notes upon a change of control is limited to the transactions specified in the definition of a “change of control” under “Description of Notes—Repurchase at Option of Holders Upon a Change of Control.” Accordingly, we could enter into certain transactions, such as acquisitions, refinancings or a recapitalization, that could affect our capital structure and the value of our common stock but would not constitute a change of control. In addition, should a “change of control” occur, no assurance can be given that we will have sufficient funds available to purchase notes which are tendered for repurchase. A failure by us to repurchase tendered notes will constitute an event of default under the indenture.

USE OF PROCEEDS

All of the notes and the shares of our common stock issuable upon conversion of the notes are being sold by the selling securityholders or by their pledgees, donees, transferees or other successors in interest. We will not receive any proceeds from the sale of the notes or the shares of our common stock issuable upon conversion of the notes.

DESCRIPTION OF NOTES

We issued the notes under an indenture dated as of July 16, 2003, between us and The Bank of New York, as trustee. The terms of the notes include those provided in the indenture, the notes and those provided in the registration rights agreement, which we will enter into with the initial purchasers. The following description is only a summary of the material provisions of the notes, the indenture and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, will define your rights as holders of these notes. You may request copies of these documents at our address set forth above on the cover page of this prospectus.

When we refer to Indevus, “we”, “our” or “us” in this section, we refer only to Indevus Pharmaceuticals, Inc., a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

The notes are:

•	limited to $72.0 million in aggregate principal amount;

•	senior unsecured obligations, ranking equally with all of our existing and future senior unsecured indebtedness and senior in right of payment to any subordinated indebtedness, but as indebtedness of Indevus, the notes will be effectively subordinated to all future secured indebtedness to the extent of the value of the related security and to all existing and future indebtedness and liabilities of our subsidiaries;

•	convertible into our common stock at an initial conversion price of $6.656 per share, subject to adjustment as described below under “—Conversion Rights”;

•	redeemable at our option in whole or in part beginning on July 20, 2006 upon the terms set forth under “—Provisional Redemption by Indevus”;

•	subject to repurchase by us at your option if a change of control occurs as set forth below under “—Repurchase at Option of Holders Upon a Change of Control”; and

•	due on July 15, 2008, unless earlier converted, redeemed by us at our option or repurchased by us at your option.

The indenture does not contain any financial covenants and does not restrict us or our subsidiaries from paying dividends, incurring additional debt or issuing or repurchasing our other securities. In addition, the indenture does not protect you in the event of a highly leveraged transaction or a change in control of Indevus except to the extent described below under “—Repurchase at Option of Holders Upon a Change of Control”.

No sinking fund is provided for the notes. The notes are not be subject to defeasance. The notes are issued only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

You may present definitive notes for conversion, registration of transfer and exchange, without service charge, at our office or agency in New York City, which shall initially be the office or agency of the trustee in New York City. For information regarding conversion, registration of transfer and exchange of global notes, see “—Form, Denomination and Registration”.

You may not sell or otherwise transfer the notes and the common stock issuable upon conversion of the notes except in compliance with the provisions set forth below under “Notice to Investors”.

Interest

The notes bear interest from July 16, 2003 at the rate of 6.25% per year. We will pay interest semiannually in arrears on January 15 and July 15 of each year to the holders of record at the close of business on the preceding January 1 and July 1, respectively, beginning January 15, 2004. There are two exceptions to the preceding sentence:

•	In general, we will not pay accrued and unpaid interest on any note that is converted into our common stock. See “—Conversion Rights—Conversion Procedures”; and

•	We will pay interest to a person other than the holder of record on the relevant record date if we redeem, or holders elect to require us to repurchase, the notes on a date that is after the record date and on or prior to the corresponding interest payment date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the redemption date or repurchase date, as the case may be, to the same person to whom we will pay the principal of those notes.

We will pay the principal of, interest on, and any additional amounts due in respect of the global notes to DTC in immediately available funds.

In the event definitive notes are issued, we will pay interest and any additional amount due on:

•	definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes;

•	definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by holder of those notes; and

•	at maturity, we will pay the principal of and interest on the definitive notes at our office or agency in New York City, which initially will be the office or agency of the trustee in New York City.

Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Conversion Rights

General

You may convert any outstanding notes (or portions of outstanding notes) into our common stock, initially at the conversion price of $6.656 per share, equal to a conversion rate of approximately 150.2404 shares per $1,000 principal amount of notes. The conversion price will be subject, however, to adjustment as described below under “—Conversion Price Adjustments”. We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay cash to you in an amount equal to the market value of that fractional share based upon the closing sale price of our common stock on the trading day immediately preceding the conversion date. You may convert notes only in denominations of $1,000 and whole multiples of $1,000.

You may exercise conversion rights at any time prior to the close of business on the business day prior to the final maturity date of the notes. However, if you are a holder of notes that have been called for redemption, you must exercise your conversion rights prior to the close of business on the second business day preceding the redemption date, unless we default in payment of the redemption price on the redemption date. In addition, if you have exercised your right to require us to repurchase your notes because a change of control has occurred, you may convert your notes into our common stock only if you withdraw your notice and convert your notes prior to the close of business on the business day immediately preceding the change of control repurchase date.

Conversion Procedures

Except as provided below, if you convert your notes into our common stock on any day other than an interest payment date, you will not receive any interest that has accrued on these notes since the prior interest payment date. By delivering to the holder the number of shares issuable upon conversion, determined by dividing the principal amount of the notes being converted by the conversion price, together with a cash payment, if any, in lieu of fractional shares, we will satisfy our obligation with respect to the converted notes. That is, accrued but unpaid interest will be deemed to be paid in full rather than canceled, extinguished or forfeited.

If you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on the interest payment date interest accrued and paid on such notes, notwithstanding the conversion of such notes prior to such interest payment date, because you will have been the holder of record on the corresponding record date. However, at the time you surrender such notes for conversion, you must pay us an amount equal to the interest that has accrued and will be paid on the notes being converted on the interest payment date. The preceding sentence does not apply, however, to a holder that converts, after a record date for an interest payment date but prior to the corresponding interest payment date, notes that we call for redemption prior to such conversion on a redemption date that is on or prior to the third business day after such interest payment date. Accordingly, if we call your notes for redemption on a date that is after a record date for an interest payment date but on or prior to the third business day after the corresponding interest payment date, and prior to the redemption date you choose to convert your notes, you will receive on the date that has been fixed for redemption the amount of interest you would have received if you had not converted your notes.

You will not be required to pay any transfer taxes or duties relating to the issuance or delivery of our common stock if you exercise your conversion rights, but you will be required to pay any transfer tax or duties which may be payable relating to any transfer involved in the issuance or delivery of the common stock in a name other than yours. Certificates representing shares of common stock will be issued or delivered only after all applicable transfer taxes and duties, if any, payable by you have been paid.

To convert interests in a global note, you must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program.

To convert a definitive note, you will be required to:

•	complete the conversion notice on the back of the note (or a facsimile of it);

•	deliver the completed conversion notice and the notes to be converted to the specified office of the conversion agent;

•	pay all funds required, if any, relating to interest on the notes to be converted to which you are not entitled, as described in the second preceding paragraph; and

•	pay all transfer taxes or duties, if any, as described in the preceding paragraph.

The conversion date will be the date on which all of the foregoing requirements have been satisfied. The notes will be deemed to have been converted immediately prior to the close of business on the conversion date. We will deliver, or cause to be delivered, to you a certificate for the number of shares of common stock into which the notes are converted (and cash in lieu of any fractional shares) as soon as practicable on or after the conversion date.

Conversion Price Adjustments

We will adjust the initial conversion price for certain events, including:

(1)    issuances of our common stock as a dividend or distribution on our common stock;

(2)    certain subdivisions, combinations or reclassifications of our common stock;

(3)    issuances to all or substantially all holders of our common stock of certain rights or warrants to purchase our common stock (or securities convertible into our common stock) at less than (or having a conversion price per share less than) the current market price of our common stock;

(4)    distributions to all or substantially all holders of our common stock of shares of our capital stock (other than our common stock), evidences of our indebtedness or assets (including securities, but excluding:

•	the rights and warrants referred to in paragraph (3) above;

•	any dividends and distributions in connection with a reclassification, consolidation, merger, statutory share exchange, combination, sale or conveyance resulting in a change in the conversion consideration pursuant to the fourth succeeding paragraph;

•	any dividends or distributions paid exclusively in cash; or

•	common stock distributions referred to in paragraph (1) above);

(5)    dividends or other distributions consisting exclusively of cash to all or substantially all holders of our common stock, other than dividends or distributions made in connection with our liquidation, dissolution or winding-up; and

(6)    purchases of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

We will not make any adjustment if holders may participate in the transaction or in certain other cases. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities, applicable to one share of common stock, distributed to stockholders:

•	equals or exceeds the average closing price of the common stock over the ten consecutive trading period ending on the record date for such distribution, or

•	such average closing price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00,

rather than being entitled to an adjustment in the conversion price, the holder of a note will be entitled to receive upon conversion, in addition to the shares of common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such notes immediately prior to the record date for determining the shareholders entitled to receive the distribution.

We will not make an adjustment in the conversion price unless such adjustment would require a change of at least 1% in the conversion price then in effect at such time. We will carry forward and take into account in any subsequent adjustment any adjustment that would otherwise be required to be made. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or carrying the right to purchase any of the foregoing.

In the event that we distribute shares of capital stock of a subsidiary of ours, the conversion price will be adjusted, if at all, based on the market value of the subsidiary stock so distributed relative to the market value of our common stock, in each case over a measurement period following the distribution.

If we:

•	reclassify or change our common stock (other than changes resulting from a subdivision or combination); or

•	consolidate or combine with or merge into any person or sell or convey to another person all or substantially all of our property and assets,

and the holders of our common stock receive stock, other securities or other property or assets (including cash or any combination thereof) with respect to or in exchange for their common stock, each outstanding note would, without the consent of any holders of notes, become convertible only into the consideration the holders of notes would have received if they had converted their notes immediately prior to such reclassification, change, consolidation, merger, statutory share exchange, combination, sale or conveyance. We may not become a party to any such transaction unless its terms are consistent with the foregoing.

If a taxable distribution to holders of our common stock or other transaction occurs which results in any adjustment of the conversion price (including an adjustment at our option), you may, in certain circumstances, be deemed to have received a distribution subject to U.S. income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of our common stock. See “United States Federal Income Tax Consequences”.

We may from time to time, to the extent permitted by law, reduce the conversion price of the notes by any amount for any period of at least 20 days. In that case, we will give at least 15 days notice of such decrease. We may make such reductions in the conversion price, in addition to those set forth above, as our board of directors deems advisable to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

If we adjust the conversion price pursuant to the above provisions, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

Provisional Redemption by Indevus

We may not redeem the notes in whole or in part at any time prior to July 20, 2006. At any time on or after July 20, 2006, we may redeem some or all of the notes on at least 30 but not more than 60 days notice, at redemption price equal to 100% of the principal amount of notes to be redeemed; provided, that, the Current Market Value of our common stock equals or exceeds 150% of the conversion price then in effect for at least 20 trading days in any consecutive 30 trading day period ending on the trading day prior to the date the notice of the provisional redemption is mailed. The “Current Market Value” means the closing sale price of our common stock, as reported on the Nasdaq Stock Market or the principal national securities exchange or inter-dealer quotation system on which our common stock is then listed, on such trading day.

In addition, we will pay interest on the notes being redeemed, including those notes which are converted into our common stock after the date the notice of the redemption is mailed and prior to the third business day after the provisional redemption date. This interest will include interest accrued and unpaid to, but excluding, the provisional redemption date. In this instance, we will pay accrued and unpaid interest on the notes being redeemed to, but excluding, the provisional redemption date to the same person to whom we will pay the principal of these notes.

Procedures for Partial Redemption

If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or whole multiples of $1,000 by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes in principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase at Option of Holders Upon a Change of Control

Repurchase Upon a Change of Control

If a change of control occurs, holders may require us to repurchase all of their notes not previously called for redemption, or any portion of those notes that is equal to $1,000 or a whole multiple of $1,000, at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus any accrued and unpaid interest to, but excluding, the repurchase date.

A “change of control” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

•	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

•	the first day on which a majority of the members of our board of directors does not consist of continuing directors; or

•	the consolidation or merger of us with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

(1)    any transaction:

•	that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; and

•	pursuant to which the holders of 50% of more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; and

(2)    any merger primarily for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity.

However, a change of control will be deemed not to have occurred if:

•	the closing sale price per share of our common stock for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the change of control or the public announcement of the change of control, in the case of a change of control under the first or second bullet point above; or

•	the period of 10 consecutive trading days ending immediately before the change of control, in the case of a change of control under the third bullet point above,

equals or exceeds 110% of the conversion price of the notes in effect on each such trading day; or

•

all of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a change of control consists of shares of common stock traded or to be traded immediately following such change of control on a national securities exchange or the Nasdaq Stock Market and, as a result of the transaction or transactions, the notes become convertible solely into such common stock (and any rights attached thereto).

Beneficial ownership shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act (except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition). The term “person” includes any syndicate or group which would be deemed to be a “person” under Section 13(d)(3) under the Exchange Act.

“Continuing directors” means, as of any date of determination, any member of the board of directors of Indevus who:

•	was a member of the board of directors on July 10, 2003; or

•	was nominated for election or elected to the board of directors with the approval of a majority of the continuing directors who were members of the board at the time of new director’s nomination or election.

The definition of “change of control” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not a change of control may have occurred and, accordingly, as to whether or not the holders of notes will have the right to require us to repurchase their notes.

Repurchase Right Procedures

Within 30 days after the occurrence of a change of control, we will be required to give notice to all holders of the occurrence of the change of control and of their resulting repurchase right. The repurchase date will be no later than 30 days after the date we give that notice. The notice will be delivered to the holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law, stating, among other things, the procedures that holders must follow to require us to repurchase their notes as described below.

If holders have the right to cause us to repurchase their notes as described above, we will issue a press release through Dow Jones & Company, Inc. or Bloomberg Business News containing the relevant information and make this information available on our web site or through another public medium as we may use at that time.

To elect to require us to repurchase notes, each holder must deliver the repurchase notice so that it is received by the paying agent no later than the close of business on the second business day immediately prior to the repurchase date, unless we specify a later date, and must state certain information, including:

•	the certificate numbers of the holders’ notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provision of the indenture.

A holder may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state certain information, including:

•	the principal amount of notes being withdrawn;

•	the certificate numbers of the notes being withdrawn; and

•	the principal amount, if any of the notes that remain subject to the repurchase notice.

The Exchange Act requires the dissemination of certain information to security holders and that an issuer follow certain procedures if an issuer tender offer occurs, which requirements may apply if the repurchase right summarized above becomes available to holders of the notes. In connection with any offer to require us to repurchase notes as summarized above we will, to the extent applicable:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act which may then be applicable; and

•	file a Schedule TO or any other required schedule or form under the Exchange Act.

Our obligation to pay the repurchase price for notes for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the notes, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the notes to be paid promptly following the later of the repurchase date or the time of delivery of the notes, together with such endorsements.

If the paying agent holds money sufficient to pay the repurchase price of the notes for which a repurchase notice has been given on the business day following the repurchase date in accordance with the terms of the indenture, then, immediately after the repurchase date, the notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the notes.

We may, to the extent permitted by applicable law and the agreements governing any of our other indebtedness at the time outstanding, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any notes so purchased by us shall be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any note surrendered to the trustee for cancellation may not be reissued or resold and will be canceled promptly.

Limitations on Repurchase Rights

The repurchase rights described above may not necessarily protect holders of the notes if a highly leveraged or another transaction involving us occurs that may adversely affect holders.

Our ability to repurchase notes upon the occurrence of a change of control is subject to important limitations. The occurrence of a change of control could cause an event of default under, or be prohibited or limited by, the terms of our existing or future indebtedness. Further, we cannot assure you that, in that event, we would have the financial resources, or would be able to arrange financing, to pay the repurchase price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Any failure by us to repurchase the notes when required following a change of control would result in an event of default under the indenture. Any such default may, in turn, cause a default under our other indebtedness that may be outstanding at that time. In addition, our ability to repurchase notes may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and other provisions in agreements that may govern our other indebtedness outstanding at the time.

The change of control repurchase provision of the notes may, in certain circumstances, make more difficult or discourage a takeover of our company. The change of control repurchase feature, however, is not the result of our knowledge of any specific effort by others to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer solicitation or otherwise or by management to adopt a series of anti-takeover provisions. Instead, the change of control purchase feature is a standard term contained in convertible securities similar to the notes.

Consolidation, Merger, Etc.

The indenture provides that we may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer, sell, lease or otherwise dispose of all or substantially all of our properties and assets to another person as long as, among other things:

•	the resulting, surviving or transferee person is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	that person assumes all of our obligations under the indenture and the notes; and

•	Indevus or such successor is not then or immediately thereafter in default under the indenture and no event which, after notice or lapse of time, would become an event of default under the indenture, shall have occurred and be continuing.

The occurrence of certain of the foregoing transactions could also constitute a change of control under the indenture.

The covenant described above includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under applicable law. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, uncertainty will exist as to whether or not the restrictions on the sale, lease or disposition of our assets described above apply to a particular transaction.

Events of Default

Each of the following constitutes an event of default under the indenture:

(1)    our failure to pay when due the principal of any of the notes at maturity, upon redemption or exercise of a repurchase right or otherwise;

(2)    our failure to pay an installment of interest (including additional amounts, if any) on any of the notes for 30 days after the date when due;

(3)    our failure to perform or observe any other covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, requiring us to remedy the same, shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

(4)    a default under any indebtedness for money borrowed by us or any of our subsidiaries that is a “significant subsidiary” (as defined in Rule 405 of the Securities Act) the aggregate outstanding principal amount of which is in an amount in excess of $5.0 million, for a period of 30 days after written notice to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the notes then outstanding, which default:

•	is caused by a failure to pay principal or interest when due on such indebtedness by the end of the applicable grace period, if any, unless such indebtedness is discharged; or

•	results in the acceleration of such indebtedness, unless such acceleration is waived, cured, rescinded, annulled or such indebtedness is discharged; and

(5)    certain events of bankruptcy, insolvency or reorganization with respect to us or any of our subsidiaries that is a significant subsidiary.

The indenture provides that the trustee will, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults or events of default known to it, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except in the case of a default or event of default in the payment of the principal of or interest on, any of the notes when due or in the payment of any redemption or repurchase obligation.

If an event of default specified in clause (5) above occurs and is continuing with respect to us, then automatically the principal of all the notes and the interest thereon shall become immediately due and payable. If an event of default shall occur and be continuing, other than with respect to clause (5) above with respect to us (the default not having been cured or waived as provided under “—Modifications and Amendments” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding if all events of default (other than the nonpayment of amounts due solely as a result of such acceleration) have been cured or waived.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee.

We are required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modifications and Amendments

Changes Requiring Approval of Each Affected Holder

Except as set forth below and under “—Changes Requiring No Approval,” we and the trustee may amend or supplement the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. However, the indenture, including the terms and conditions of the notes, will not be able to be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of the principal of or the date any installment of interest (including any payment of additional amounts) is due on any note;

•	reduce the principal amount, repurchase price or redemption price of, or interest (including any payment of additional amounts) on, any note;

•	change the currency of payment of such note or interest thereon;

•	impair the right to institute suit for the enforcement of any payment on or on conversion of any note;

•	modify our obligations to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by provisions concerning corporate reorganizations, adversely affect the repurchase rights of holders or the conversion rights of holders of the notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes; or

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default.

Changes Requiring No Approval

The indenture, including the terms and conditions of the notes, may be modified or amended by us and the trustee, without the consent of any holders of notes, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease;

•	reducing the conversion price, provided that the reduction will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture, provided that such modification or amendment does not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes in any material respect; or

•	adding or modifying any other provisions with respect to matters or questions arising under the indenture that we and the trustee may deem necessary or desirable and that will not, in the good faith opinion of our board of directors, adversely affect the interests of the holders of notes.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our directors, officers, employees or stockholders, as such, shall have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a note, each noteholder shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the notes.

Governing Law

The indenture and the notes are governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee and the Transfer Agent

The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. The trustee or its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Registration Rights

We have entered into a registration rights agreement with the initial purchasers dated as of July 16, 2003 for the benefit of the holders of the notes. Pursuant to the agreement, we will, at our expense:

•	file with the SEC not later than the date 90 days after the earliest date of original issuance of any of the notes a shelf registration statement (of which this prospectus is a part) covering resales by holders of all notes and the common stock issuable upon conversion of the notes;

•	use our reasonable best efforts to cause such shelf registration statement to become effective as promptly as is practicable, but in no event later than 180 days after the earliest date of original issuance of any of the notes; and

•	use our reasonable best efforts to keep the shelf registration statement effective until the earliest of:

(1)    two years after the last date of original issuance of any of the notes;

(2)    the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

(3)    the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

At least 20 business days (but not more than 40 business days) prior to the date we in good faith expect the shelf registration statement to be declared effective by the SEC, we will mail a form to all holders of the notes and common stock issued upon conversion of the notes that provides notice of the impending effectiveness of the shelf registration statement and requests each holder to elect to be named as a selling securityholder in the prospectus forming a part of the shelf registration statement and certain related information. To be named as a selling securityholder in the prospectus that is prepared immediately after the effective date, a holder will be required to complete and deliver the notice and questionnaire within 20 business days of the date of the questionnaire. Holders that do not complete and deliver the election form and questionnaire in a timely manner will not be named as selling securityholders in the prospectus at the time of effectiveness. Thereafter, upon receipt of a completed notice and questionnaire, we will as promptly as reasonably practicable file any amendments or supplements to the shelf registration statement, to allow holders to be named as selling securityholders in the prospectus contained in it.

We will:

•	make available to each holder for whom the shelf registration statement was filed copies of this prospectus;

•	notify each such holder when the shelf registration statement has become effective; and

•	take certain other actions as are required to permit unrestricted resales of the notes and the common stock issuable upon conversion of the notes.

Each holder who sells securities pursuant to the shelf registration statement generally will be:

•	required to be named as a selling stockholder in this prospectus;

•	required to deliver this prospectus to purchasers;

•	subject to certain of the civil liability provisions under the Securities Act in connection with the holder’s sales; and

•	bound by the provisions of the registration rights agreement which are applicable to the holder (including certain indemnification rights and obligations).

Each holder must notify us not later than three business days prior to any proposed sale by that holder pursuant to the shelf registration statement. This notice will be effective for five business days. We may suspend the holder’s use of the prospectus for a reasonable period not to exceed 60 days in any 90-day period, and not to exceed an aggregate of 120 days in any 360-day period, if:

•	the prospectus would, in our judgment, contain a material misstatement or omission as a result of an event that has occurred and is continuing; and

•	we reasonably determine that the disclosure of this material non-public information would have a material adverse effect on us and our subsidiaries taken as a whole.

However, if the disclosure relates to a previously undisclosed proposed or pending material business transaction, the disclosure of which would impede our ability to consummate such transaction, we may extend the suspension period from 60 days to 90 days. Each holder, by its acceptance of a note, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

If the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within five business days by a post-effective amendment or a report filed pursuant to the Exchange Act or (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 60th or 90th day, as the case may be, or the suspension periods exceed an aggregate of 120 days in any 360 day period (each, a “registration default”), then additional amounts will accrue on the notes, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional amounts will be paid semiannually in arrears, with the first semiannual payment due on the first interest payment date, as applicable, following the date on which such additional amounts begin to accrue, and will accrue at a rate per year equal to:

•	an additional 0.25% of the principal amount to and including the 90th day following such registration default; and

•	an additional 0.50% of the principal amount from and after the 91st day following such registration default.

In no event will additional amounts accrue at a rate per year exceeding 0.50%. If a holder has converted some or all of its notes into common stock, the holder will be entitled to receive equivalent amounts based on the principal amount of the notes converted.

If a shelf registration statement covering the resales of the notes and common stock into which the notes are convertible is not effective, these securities may not be sold or otherwise transferred except pursuant to Rule 144 or Rule 144A of the Securities Act, Regulation S under the Securities Act or another exemption to the registration requirements under the Securities Act.

Form, Denomination and Registration

Denomination and Registration

The notes are issued in fully registered form, without coupons, in denominations of $1,000 principal amount and whole multiples of $1,000.

Global Notes; Book-Entry Form

Except as provided below, the notes are evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. A holder may hold its interests in a global note directly through DTC if such holder is a participant in DTC, or indirectly through organizations which are direct DTC participants if such holder is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds. Holders may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and procedures and will be settled in same-day funds.

So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of certificates in definitive form; and

•	will not be considered holders of the global notes.

The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global note to transfer the beneficial interest in the global note to such persons may be limited.

We will wire, through the facilities of the trustee, payments of principal of and interest on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of Indevus, the trustee and any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

It is DTC’s current practice, upon receipt of any payment of principal of and interest on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC, unless DTC believes that it will not receive payment on the payment date. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name”.

If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

Neither Indevus nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for DTC participants and to facilitate the clearance and settlement of securities transactions between DTC participants through electronic book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the initial purchasers of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days or an event of default has occurred and is continuing with respect to the notes, we will cause notes to be issued in definitive form in exchange for the global notes. None of Indevus, the trustee or any of their respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

According to DTC, the foregoing information with respect to DTC has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

DESCRIPTION OF CAPITAL STOCK

DESCRIPTION OF CAPITAL STOCK

This summary highlights selected information about our capital stock and the associated rights, and may not contain all of the information that is important to you. Under our certificate of incorporation we are authorized to issue up to 80,000,000 shares of our common stock, $.001 par value per share, and 5,000,000 shares of preferred stock. The following summary of certain provisions of the common stock and preferred stock is not complete and may not contain all the information you should consider before investing in the notes. We encourage you to read our certificate of incorporation and our certificate of designation which sets forth the rights and preferences of certain of our preferred stock because they, and not this summary, define the rights of holders of common stock and preferred stock. We have filed our certificate of incorporation and the certificate of designation with the SEC. See “Where You Can Find More Information” for information on how to obtain these documents.

Common Stock

As of September 30, 2003, there were 47,175,661 shares of common stock outstanding held by approximately 559 stockholders of record. Holders of common stock are entitled to one vote at all meetings of stockholders for each share held by them. Holders of common stock have no preemptive rights and have no other rights to subscribe for additional shares or any conversion right or right of redemption. Holders of common stock are entitled to receive such dividends as may be declared by the board of directors out of funds legally available therefor. Subject to the rights of holders of preferred stock, if any, upon liquidation, all such holders are entitled to participate pro rata in our assets available for distribution. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. The board of directors, within the limitations and restrictions contained in the certificate of incorporation and without further action by our stockholders, has the authority to issue preferred stock from time to time in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. To the extent shares of preferred stock with voting rights are issued, such issuance affects the voting rights of the holders of our common stock by increasing the number of outstanding shares entitled to vote and, if applicable, by the creation of class or series voting rights. In addition, while the issuance of preferred stock can provide flexibility in connection with acquisitions and other corporate purposes, any issuance of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of Indevus and may adversely affect the rights of holders of common stock. We have no agreements or arrangements to issue any additional shares of preferred stock or to establish or designate any additional series of preferred stock.

In November 1992 and June 1993, we sold 239,425 shares of Series B preferred stock and 5,000 shares of Series C preferred stock to AHP, now Wyeth, for an aggregate purchase price of $3,500,000. Holders of the

Series B and Series C preferred stock are entitled to vote on all matters submitted to a vote of stockholders generally, other than the election of directors. The number of votes that may be cast per share of Series B or Series C preferred stock is equal to the number of shares of common stock into which each share of such preferred stock is then convertible. The shares of Series B preferred stock and the Series C preferred stock are convertible into an aggregate of 622,222 shares of common stock, subject to adjustment. Holders of the Series B and Series C preferred stock are entitled to receive out of funds legally available therefor, mandatory dividends of $0.1253 and $1.00 per share, respectively, payable at our election in cash or common stock. Such dividends are payable April 1 of each year, accrue on a daily basis and are cumulative. In the event of our liquidation, or any distribution or sale of all or substantially all of our assets, our dissolution or winding up, the holders of Series B and Series C preferred stock shall be entitled to receive a preference of $12.53 and $100 per share, respectively, plus cumulated and unpaid dividends, over the holders of common stock and any other shares. Until the date Wyeth ceases to be the registered holder of all of the outstanding preferred stock of at least one series, we may not, without the approval of the majority of the outstanding shares of all series of preferred stock issued to Wyeth, (i) issue shares of stock having a preference or, except shares issued to Wyeth, ranking pari passu with the outstanding series; (ii) reclassify any shares of stock to shares having a preference over any such series; (iii) make any amendment to our certificate of incorporation or by-laws adversely affecting the rights of holders of such series; (iv) pay dividends or make any other distribution on any common stock, except a distribution payable entirely in common stock, unless at the same time a payment is made to the holder of such series equal to the amount the holder would have been entitled to had such holder converted its Series B and Series C preferred stock into common stock; (v) the repurchase or redemption of any shares of our common stock; or (vi) guarantee any indebtedness of any third party, except a subsidiary.

At September 30, 2003, we had 239,425 and 5,000 shares of Series B and Series C preferred stock outstanding, respectively.

Special Meetings of Shareholders; Shareholder Action By Written Consent

Our by-laws permit any action required or permitted to be taken by our shareholders to be effected at a duly called annual or special meeting of shareholders or by unanimous consent in writing. Additionally, our by-laws authorize special meetings of our shareholders to be called by our board of directors or chairman of the board, our president, or one or more shareholders holding at least 20% of the outstanding shares of the corporation.

Anti-Takeover Effects Of Certain Provisions of our Restated Certificate of Incorporation, By-laws and Delaware Law

As noted above, our board of directors, without shareholder approval, has the authority under our restated certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of our common stock, subject to the limitations described above. In addition, vesting of shares of our common stock subject to stock awards under our 1997 Equity Incentive Plan accelerates and outstanding options under our stock option plans become immediately exercisable upon certain changes in control of us, except under certain conditions. In addition, the business combination provision contained in Section 203 of Delaware’s General Corporation Law (“Section 203”) defines an interested shareholder as any person that (i) owns, directly or indirectly, 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder; and the affiliates and the associates of such person. Under Section 203, a resident domestic corporation may not engage in any business combination with any interested shareholder for a period of three years following the date such shareholder became an interested shareholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, or (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for determining the number of shares outstanding (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders by at least 66% of the affirmative voting stock which is not owned by the interested shareholder. We did not “elect-out” of the statute and, therefore, the restrictions imposed by Section 203 apply to us. These provisions could, under certain circumstances, have the effect of delaying or preventing a change in control of Indevus and, accordingly, could adversely affect the price of our common stock.

Transfer Agent And Registrar

American Stock Transfer & Trust Company, New York, New York, serves as transfer agent and registrar for our common stock.

Nasdaq Stock Market Listing

Our common stock trades on the Nasdaq Stock Market under the symbol “IDEV”.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences relating to the purchase, ownership, and disposition of the notes and of common stock into which notes may be converted, but does not purport to be a complete analysis of all the potential tax consequences that may be material to an investor based on such investor’s particular tax situation. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable Treasury Regulations, promulgated or proposed thereunder (“Treasury Regulations”), judicial authority and current administrative rulings and practice as of July 10, 2003 the date of this offering memorandum. All of those authorities are subject to change, possibly on a retroactive basis, or differing interpretation, so as to result in U.S. federal income tax consequences different from those discussed below. This summary deals only with initial beneficial owners of notes that will hold such notes and common stock into which notes may be converted as “capital assets,” within the meaning of Section 1221 of the Code, and does not address tax consequences applicable to U.S. Holders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, expatriates, pension funds, regulated investment companies, real estate investment trusts, insurance companies, dealers in securities or foreign currencies, traders that elect to mark-to-market their securities, persons liable for the alternative minimum tax, persons that will hold notes as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction for tax purposes, persons who hold notes through a partnership or other pass through entity (including an entity that is disregarded as separate from its owner for U.S. federal income tax purposes), or persons that have a “functional currency” other than the U.S. dollar (except as disclosed below under “Non-U.S. Holders”). This summary discusses the tax consequences applicable to the holders who purchase the notes at their “issue price” as defined in Section 1273 of the Code (i.e., the first price at which a substantial portion of the notes is sold to the public). We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws, and except where noted, the U.S. federal estate, gift or alternative minimum tax consequences, if any, to the holder of the notes and common stock into which notes may be converted. INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding the notes should consult their tax advisors.

As used herein, the term “U.S. Holder” means a beneficial owner of a note or common stock that is for U.S. federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, limited liability company or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons, as defined in Section 7701(a)(30) of the Code, having the authority to control all substantial decisions of the trust, or (b) has properly elected under applicable Treasury Regulations to be treated as a U.S. person. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a note or common stock that is not a U.S. Holder.

Treatment of Convertible Notes as Debt

The notes will be treated as debt for federal income tax purposes.

U.S. Holders

The following is a summary of the principal U.S. federal income tax consequences resulting from the ownership and disposition of the notes and common stock by U.S. Holders.

Payment of Interest

Stated interest on a note generally will be includable in the income of a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Redemption of the Notes

Upon the sale, exchange or redemption of a note, a U.S. Holder generally will realize and recognize capital gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or redemption and the U.S. Holder’s adjusted tax basis in such note. For these purposes, the amount realized on the sale, exchange or redemption of the notes is equal to the amount of cash plus the fair market value of any other property received, but does not include any amount attributable to accrued but unpaid interest, which will be taxable as such unless previously taken into account. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. dollar value of the purchase price of such note on the date of purchase. Gain or loss so recognized will generally be capital gain or loss and will be long-term capital gain or loss if, at the time of the sale, exchange or redemption, the note was held for more than one year. The deductibility of net capital losses is subject to limitations.

Constructive Dividends

The conversion price of the notes is subject to adjustment under certain circumstances. Under Section 305 of the Code, adjustments to the conversion price that increase a holder’s proportionate share of our assets or our earnings may in certain circumstances result in a constructive taxable dividend (to the extent of our current and accumulated earnings and profits, as further described under “—Dividends on Common Stock,” below) to such holder, as determined under U.S. federal income tax principles.

Generally, an increase in the conversion ratio pursuant to a bona-fide reasonable formula in the event of stock dividends or distributions of rights to subscribe for our common stock will not be a taxable dividend. Certain adjustments provided in the notes (including, without limitation, adjustments to the conversion price of the notes in connection with taxable dividends to our stockholders) will not qualify as being pursuant to a bona-fide reasonable formula. If such an adjustment is made, you will be deemed to have received a distribution taxable as a dividend to the extent of our current and accumulated earnings and profits even though you have not received any cash or property as a result of the adjustment. Similarly, a failure to adjust the conversion price of the notes to reflect a stock dividend or similar event could in some circumstances give rise to constructive dividend income to U.S. Holders of common stock.

Conversion of the Notes

A U.S. Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock, except with respect to cash received in lieu of a fractional share of common stock. A U.S. Holder’s tax basis in the common stock received on conversion of a note will be the same as such U.S. Holder’s adjusted tax basis in the note at the time of conversion reduced by any basis allocable to a fractional share. The holding period for the common stock received on conversion will generally include the holding period of the note converted.

Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss (measured by the difference between the cash received for the fractional share and the U.S. Holder’s adjusted tax basis in the fractional share). The fair market value of the shares of common stock received which is attributable to accrued interest will be taxable as ordinary interest income.

Dividends on Common Stock

Generally, a distribution by us with respect to our common stock will be treated as a dividend to the extent of our current or accumulated earnings and profits as of the year of such distribution, then as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the common stock that such U.S. Holder holds and thereafter as gain from the sale of exchange of such stock.

Sale of Common Stock

Upon the sale or exchange of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) such U.S. Holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term if the U.S. Holder’s holding period is more than one year and will be short-term if the holding period is equal to or less than one year.

Non-U.S. Holders

The following discussion is a summary of the principal U.S. federal income and estate tax consequences resulting from the ownership of the notes or common stock by Non-U.S. Holders. Special rules may apply to certain Non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” “foreign personal holding companies,” corporations that accumulate earnings to avoid federal income tax, or in certain circumstances, United States expatriates. Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payment of Interest

Subject to the discussion below of backup withholding, interest paid on the notes to a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding obligation under the “portfolio interest” exception if:

(1)    such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

(2)    the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;

(3)    the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership (for this purpose, the holder of notes would be deemed to own constructively the common stock into which it could be converted);

(4)    (a) the Non-U.S. Holder, under penalty of perjury, certifies that he, she or it is not a U.S. person (as defined in Section 7701(a)(3) of the Code) and provides his, her or its name and address

(which certification may be made on the applicable IRS Form W-8 (or successor form)) or (b) the Non-US Holder holds its notes through certain foreign intermediaries or certain foreign partnerships and the certification requirements of applicable Treasury Regulations are satisfied; and

(5)    the Non-U.S. Holder is not a bank receiving interest on the notes pursuant to a loan agreement entered into in the ordinary course of its trade or business.

The certification described in clause 4 above may also be provided by a qualified intermediary on behalf of one or more beneficial owners (or other intermediaries), provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% on payments of interest, unless the interest is effectively connected with the conduct of a U.S. trade or business of the holder or a lower treaty rate applies and, in either case, the Non-U.S. Holder provides us with proper certification on the applicable IRS Form W-8 (or successor form) as to the holder’s exemption from withholding. If the interest is effectively connected to the conduct of a U.S. trade or business of the Non-U.S. Holder, it will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. In addition, with respect to corporate holders and under certain circumstances, a Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of earnings and profits for the taxable year, subject to adjustments, that are effectively connected with the U.S. trade or business For this purpose, interest will be included in the earnings and profits of such foreign corporation. Non-U.S. Holders should consult applicable income tax treaties, which may provide different rules.

Sale, Exchange or Redemption

Subject to the discussion below on backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding on the gain realized on the sale, exchange or redemption of a note, or the sale or exchange of common stock, unless:

(1)    the gain is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder;

(2)    in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of such sale, exchange or redemption and certain other requirements are met; or

(3)    the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

An individual Non-U.S. Holder described in (1) above will be subject of U.S. federal income tax on the net gain derived from the sale. An individual Non-U.S. Holder described in (2) above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States. A Non-U.S. Holder that is a foreign corporation and is described in (1) above will be subject to tax on gain at regular graduated U.S. federal income tax rates and, in addition, may be subject to a branch profits tax at 30% rate or lower rate if so specified by an applicable income tax treaty.

Constructive Dividends

The conversion price of the notes is subject to adjustment under certain circumstances. Adjustments to the conversion price that increase a holder’s proportionate share of assets or earnings may in certain circumstances result in a constructive dividend to such holder, which will generally be subject to a 30% U.S. Federal withholding tax (see, generally, the discussion of “Dividends on Common Stock” below).

Conversion of the Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of common stock. To the extent a Non-U.S. Holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

Dividends on Common Stock

Subject to the discussion below on backup withholding, dividends, if any, paid on the common stock to a Non-U.S. Holder that are not treated as effectively connected to a trade or business carried on by the Non-U.S. Holder in the United States generally will be subject to a 30% U.S. federal withholding tax, subject to reduction for Non-U.S. Holders eligible for the benefits of certain income tax treaties. Dividends for this purpose may include stock distributions treated as deemed dividends as discussed in “U.S. Holders—Constructive Dividends” above. A Non-U.S. Holder who wishes to claim the benefits of an applicable tax treaty will be required to satisfy certain certification and other requirements.

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and if required by an applicable tax treaty, is attributable to a permanent establishment maintained in the United States). Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a U.S. branch profits tax on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

U.S. Federal Estate Tax

A note held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will not be subject to U.S. federal estate tax if the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of our stock and, at the time of the individual’s death, payments with respect to such note would not have been effectively connected with the conduct by such individual of a trade or business in the United States. However, common stock held by an individual who at the time of death is not a citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) will be included in such individual’s estate for U.S. federal estate tax purposes, and the rate of tax that applies thereto may be reduced or eliminated if an applicable estate tax treaty otherwise applies.

Backup Withholding and Information Reporting

U.S. Holders

A U.S. Holder of notes or common stock may be subject to “backup withholding” with respect to certain “reportable payments,” including interest payments, dividend payments and, under certain circumstances, principal payments on the notes and certain other consideration received upon the call, exchange, redemption or conversion of a note. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to report properly interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. A U.S. Holder who does not provide us with its correct TIN may also be subject to penalties imposed by the IRS.

Any amount withheld from a payment to a holder under the backup withholding rules is creditable against the holder’s federal income tax liability. Backup withholding will not apply, however, with respect to payments made to certain U.S. Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established. We will report to U.S. Holders of notes and common stock and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to such payments.

Non-U.S. Holders

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest dividends paid to, and tax withheld with respect to, such holder, regardless of whether any tax was actually withheld on such payments. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is incorporated.

Under current Treasury Regulations, backup withholding and information reporting will not apply to payments made by us or our agent to a Non-U.S. Holder if the Non-U.S. Holder provides a statement described above in (4) under “Non-U.S. Holders—Payment of Interest” (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied) or otherwise establishes an exemption.

The payment of the proceeds on the disposition of notes or share of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, in some circumstances, backup withholding unless the owner provides the certification described above in (4) under “Non-U.S. Holders—Payment of Interest” (provided that neither we nor our agent has actual knowledge that the holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied) or otherwise establishes an exemption.

SELLING SECURITYHOLDERS

We originally issued the notes in a private placement that initially closed on July 16, 2003. The initial purchasers of the notes have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to “qualified institutional buyers,” as defined in Rule 144A of the Securities Act. Selling securityholders may offer and sell the notes and/or shares of common stock issuable upon conversion of the notes pursuant to this prospectus.

The following table sets forth information as of December 4, 2003 about the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus

Name and Address of Selling Security Holder	Principal Amount of Notes Beneficially Owned that May be Sold	Percentage of Notes	Number of Shares of Common Stock May be Sold(1)	Percentage of Common Stock Outstanding(2)	Percentage of Common Stock Owned after Offering(3)
1976 Distribution Trust FBO A.R. Lauder / Zinterhofer	$2,000	*	300	*	*
2000 Revocable Trust FBO A.R. Lauder / Zinterhofer	2,000	*	300	*	*
Advent Claymore Conv Secs & Incm	1,611,000	2.2%	242,037	*	*
Advent Convertible Master (Cayman) L.P.	2,074,000	2.9%	311,598	*	*
Alcon Laboratories	82,000	*	12,319	*	*
Allentown City Firefighters Pension Plan	2,000	*	300	*	*
Allentown City Officers & Employees Pension Fund	3,000	*	450	*	*
Allentown City Police Pension Plan	5,000	*	751	*	*
Allstate Insurance Company	500,000	*	75,120	*	*
Alpha US Sub Fund 4 LLC	96,000	*	14,423	*	*
Arapahoe County Colorado	10,000	*	1,502	*	*
Arlington County Employees Retirement System	142,000	*	21,334	*	*
Asante Health Systems	21,000	*	3,155	*	*
ATSF—Transamerica Convertible Securities	3,600,000	5.0%	540,865	1.1%	*
Boilermakers Blacksmith Pension Trust	955,000	1.3%	143,479	*	*
British Virgin Islands Social Security Board	18,000	*	2,704	*	*
Citadel Equity Fund Ltd.	9,070,000	12.6%	1,362,680	2.8%	*
Citadel Jackson Investment Fund Ltd.	1,180,000	1.6%	177,283	*	*
City and County of San Francisco Retirement System	312,000	*	46,875	*	*
City of New Orleans	43,000	*	6,460	*	*
City University of New York	32,000	*	4,807	*	*
DBAG London	5,000,000	6.9%	751,202	1.6%	*
Delaware PERS	1,100,000	1.5%	165,264	*	*
Delaware Public Employees Retirement System	327,000	*	49,128	*	*
F.R.Convt.Sec.Fn.	110,000	*	16,526	*	*
Grady Hospital Foundation	28,000	*	4,206	*	*
Hfr Arbitrage Fund	110,000	*	16,526	*	*
Highbridge International LLC	3,500,000	4.9%	525,841	1.1%	*
ICI American Holdings Trust	250,000	*	37,560	*	*
IDEX—Transamerica Convertible Securities Fund	1,400,000	1.9%	210,336	*	*
Lehman Brothers Inc.	6,510,000	9.0%	978,065	2.0%	*
Municipal Employees	50,000	*	7,512	*	*
New Orleans Firefighters Pension / Relief Fund	290,000	*	43,569	*	*
Nuveen Preferred & Convertible Fund JQC	4,125,000	5.7%	619,741	1.3%	*
Nuveen Preferred & Convertible Income Fund JPC	4,470,000	6.2%	671,574	1.4%	*
Occidental Petroleum Corporation	57,000	*	8,563	*	*
Polaris Vega Fund L.P.	250,000	*	37,560	*	*
Pro-mutual	158,000	*	23,737	*	*
Prudential Insurance Company of America	65,000	*	9,765	*	*
State of Maryland Retirement Agency	675,000	*	101,412	*	*
State of Oregon/Equity	3,400,000	4.7%	510,817	1.1%	*
Sunrise Partners Limited Partnership	5,500,000	7.6%	826,322	1.7%	*
Syngenta AG	185,000	*	27,794	*	*
Tag Associates	20,000	*	3,004	*	*
The Grable Foundation	19,000	*	2,854	*	*
The Northwestern Mutual Life Insurance Company	1,000,000	1.4%	150,240	*	*
Trustmark Insurance	72,000	*	10,817	*	*
UBS O’Connor LLC F/B/O O’Connor Global Convertible Arbitrage Master Limited	1,000,000	1.4%	150,240	*	*
Victory Capital Management as agent for the Victory
Convertible Fund	250,000	*	37,560	*	*
Zeneca Holdings Trust	340,000	*	51,081	*	*
Unnamed holders of notes or any future transferees, pledges, donees or successors of or from any such unnamed holder(4)	11,979,000	16.6%	1,799,729	3.7%	*
Manhattan Pharmaceuticals, Inc.(5)	—	—	59,686	*	*

TOTALS	72,000,000	100.0%	10,876,973

*	less than 1%
(1)	Assumes conversion of all of the holder’s notes at a conversion rate of 150.2404 shares of common stock per $1,000 principal amount of the notes. However, this conversion rate will be subject to adjustment as described under “Description of Notes—Conversion Rights.” As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.
(2)	Calculated based on 47,175,661 shares of common stock outstanding as of September 30, 2003. In calculating this amount, we treated as outstanding that number of shares of common stock issuable upon conversion of all of a particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(3)	Assumes that all shares to be offered are sold pursuant to this offering and that no other shares of common stock are acquired or disposed of by the selling securityholder.

(4)	Information about other selling securityholders will be set forth in post-effective amendments to this registration statement when known to the Company.
(5)	These shares are not subject to the conversion rights and adjustments discussed in footnote (1) above.

We prepared this table based on the information supplied to us by the selling securityholders named in the table. Unless otherwise disclosed in the footnotes to the table, no selling securityholder has indicated that it has held any position or office or had any other material relationship with us or our affiliates during the past three years. The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some of all of their notes since the date as of which the information is presented in the above table. Information about the selling securityholders may change over time. Any changed information supplied to us will be set forth in prospectus supplements or amendments to this prospectus.

Because the selling securityholders may offer all of some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or the underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. See “Plan of Distribution.”

PLAN OF DISTRIBUTION

We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

•	directly by the selling securityholders; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and underlying common stock.

The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be “underwriters.” As a result, any profits on the sale of the underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders were deemed to be underwriters, the selling securityholders may be subject to statutory liabilities including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

If the notes and the underlying common stock are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The notes and the underlying common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	varying prices determined at the time of sale; or

•	negotiated prices.

The selling securityholders may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, including the Nasdaq Stock Market in the case of the common stock, in the over-the-counter market, in privately negotiated transactions or otherwise. The selling securityholders may sell the securities by one or more of the following methods, without limitation:

•	block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of any stock exchange on which the securities are listed;

•	ordinary brokerage transactions and transactions in which the broker solicits purchases;

•	privately negotiated transactions;

•	short sales;

•	through the writing of options on the securities, whether or not the options are listed on an options exchange;

•	through the distribution of the securities by the selling securityholder to its partners, members or stockholders;

•	one or more underwritten offerings on a firm commitment or best efforts basis; and

•	any combination of any of these methods of sale.

The selling securityholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in affecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling securityholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling securityholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

In connection with the sales of the notes and the underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and the underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and the underlying common stock short and deliver notes and the underlying common stock to close out short positions, or loan or pledge notes and the underlying common stock to broker-dealers that, in turn, may sell the notes and the underlying common stock.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may decide not to sell all or a portion of the notes and the underlying common stock offered by them pursuant to this prospectus or may decide not to sell notes or the underlying common stock under this prospectus. In addition, any selling securityholder may transfer, devise or give the notes and the underlying common stock by other means not described in this prospectus. Any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act, or Regulation S under the Securities Act, may be sold under Rule 144 or Rule 144A or Regulation S rather than pursuant to this prospectus.

Our common stock is listed on the NASDAQ Stock Market under the trading symbol “IDEV.” We do not intend to apply for listing of the notes on any securities exchange or for quotation through any automated quotation system. The notes originally issued in the private placement are eligible for trading on the PORTAL Market. However, notes sold pursuant to this prospectus will no longer be eligible for trading on the PORTAL Market. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes.

The selling securityholders and any other persons participating in the distribution of the notes or underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability to engage in market-making activities with respect to the notes and the underlying common stock.

Under the registration rights agreement that has been incorporated by reference as an exhibit to this registration statement, we agreed to use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

•	two years after the original issuance of the notes;

•	the date when the holders of the notes and the common stock issuable upon conversion of the notes are able to sell all such securities immediately without restriction pursuant to the volume limitation provisions of Rule 144 under the Securities Act; and

•	the date when all of the notes and the common stock into which the notes are convertible are registered under the shelf registration statement and disposed of in accordance with the shelf registration statement.

We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances and subject to certain conditions for a period not to exceed 45 days in the aggregate in any three-month period or 90 days in the aggregate in any 360-day month period. During the time periods when the use of this prospectus is suspended, each selling securityholder has agreed not to sell notes or shares of common stock issuable upon conversion of the notes. We also agreed to pay liquidated damages to certain holders of the notes and shares of common stock issuable upon conversion of the notes if the prospectus is unavailable for periods in excess of those permitted.

Under the registration rights agreement, we and the selling securityholders will each indemnify the other against certain liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with these liabilities.

We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and the underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

LEGAL MATTERS

The validity of the securities offered hereby were passed upon for us by Burns & Levinson LLP, Boston, Massachusetts.

INFORMATION INCORPORATED BY REFERENCE

THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT ON FORM S-3 WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT PAGE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR ANY SALE OF COMMON STOCK.

This prospectus does not contain all of the information set forth in the Registration Statement. The Commission allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Exchange Act after the date of the initial Registration Statement and prior to effectiveness of the Registration Statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(i)	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2002, including all material incorporated by reference therein;

(ii)	Our Proxy Statement on Schedule 14A for our annual meeting of shareholders held on the March 11, 2003;

(iii)	Our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003; March 31, 2003; and December 31, 2002;

(iv)	Our Current Reports on Form 8-K filed May 19, 2003; July 3, 2003, July 8, 2003, July 14, 2003, July 25, 2003, and August 12, 2003; and

(v)	All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act, since September 30, 2002.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference in this prospectus (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in this prospectus or into such documents). Such request may be directed to: Indevus Pharmaceuticals, Inc., One Ledgemont Center, 99 Hayden Avenue, Lexington, Massachusetts 02421-7966, Attention: Chief Financial Officer, telephone (781) 861-8444.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus forms part of a Registration Statement on Form S-3, as amended, which we have filed pursuant to the Securities Act of 1933 with the SEC covering the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract, agreement or document.

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. These annual, quarterly and special reports, proxy statements and other information may be inspected, and copies of these materials may be obtained upon payment of the prescribed fees, at the SEC’s Public Reference Room, 450 Fifth Street, Suite 1300, N.W., Washington, D.C. 20549. In addition, we are required to file electronic versions of these materials with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC also maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC. Our Common Stock is quoted on The Nasdaq Stock Market under the symbol “IDEV”. Reports, proxy statements and other information concerning us may also be reviewed at our Internet Site: http://www.indevus.com.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Indevus Pharmaceuticals, Inc. for the year ended September 30, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Article Seventh of the our Restated Certificate of Incorporation, as amended, states that we shall indemnify any person to the full extent permitted by the Business Corporation Law of the State of Delaware, as the same now exists or may hereafter be amended.

In addition to our Restated Certificate of Incorporation, Article V of our By-Laws states that we shall, to the fullest extent permitted by the laws of the state of incorporation, indemnify any and all persons whom we shall have the power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by such person by reason of having been officers or directors of the Company, any subsidiary of the Company or of any other corporation for which such person acted as officer or director at the request of the Company.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer or former director or officer, of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and

(b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation, upon such terms and conditions, if any, as the corporation deems appropriate, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145 additionally provides that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such persons status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

We also have indemnification agreements with our officers and directors and have director and officer liability insurance.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company as discussed in the previous section of this prospectus entitled “Indemnification of Officers and Directors”, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses relating to the Registration of the Shares will be borne by us. All amounts except SEC fees are estimates.

SEC registration fee	$5,852.00
Legal fees and expenses	25,000.00
Accounting fees and expenses	5,000.00
Printing fees and expenses	5,000.00
Trustee fees and expenses	10,000.00
Miscellaneous	5,000.00

Total	$55,852.00

ITEM 16.    EXHIBITS

EXHIBIT NUMBER	DESCRIPTION OF DOCUMENT

3.4	Restated Certificate of Incorporation of Registrant, as amended (3)

4.1	Indenture, between the Company and The Bank of New York, as Trustee, dated July 16, 2003 (2)

4.2	Form of Global Security representing 6.25% Convertible Senior Notes due 2008 (3)

4.3	Resale Registration Rights Agreement between the Company and the Initial Purchasers of the notes, dated July 16, 2003 (2)

5.1	Opinion of Burns & Levinson LLP (3)

12.1	Statement Regarding Computation of Ratios of Earnings to Fixed Charges (3)

23.1	Consent of PricewaterhouseCoopers LLP (1)

23.2	Consent of Burns & Levinson LLP (included in Exhibit 5.1)

24.1	Power of Attorney (3)

25.1	Statement of Eligibility of Trustee on Form T-1 (3)

(1)	Filed with this Document.
(2)	Filed with our Quarterly Report on Form 10-Q filed with the SEC on August 13, 2003.
(3)	Previously filed.

ITEM 17.    UNDERTAKINGS

(a)    The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on the 5th day of December, 2003.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ GLENN L. COOPER
Glenn L. Cooper, M.D.
President, Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ GLENN L. COOPER Glenn L. Cooper, M.D.	President, Chief Executive Officer and Chairman	December 5, 2003

* Harry J. Gray	Director	December 5, 2003

* Malcolm Morville, Ph.D.	Director	December 5, 2003

* Lee J. Schroeder	Director	December 5, 2003

* David Sharrock	Director	December 5, 2003

Stephen C. McCluski	Director

* Cheryl P. Morley	Director	December 5, 2003

* Michael W. Rogers	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	December 5, 2003

* Dale Ritter	Senior Vice President, Finance (Principal Accounting Officer)	December 5, 2003

*	By the signatures set forth below, the undersigned, pursuant to the duly authorized powers of attorney filed with the Securities and Exchange Commission have signed this Post-Effective Amendment No. 1 to Registration Statement on Form S-3 on behalf of the person indicated in the City of Lexington, Commonwealth of Massachusetts, on the 5th day of December, 2003.

By:	/s/ GLENN L. COOPER

Glenn L. Cooper, M.D. Attorney-in-Fact

By:	/s/ MICHAEL W. ROGERS

Michael W. Rogers Attorney-in-Fact